EXHIBIT (a)(20)

VAN ECK VIP TRUST

AMENDMENT NO. 19

TO MASTER TRUST AGREEMENT

          Amendment No. 19 to the Master Trust Agreement dated January 7, 1987, as amended (the “Agreement”) of Van Eck VIP Trust (formerly known as the Van Eck Worldwide Insurance Trust) (the “Trust”), made at New York, New York, this 15th day of March, 2013.

WITNESSETH:

          WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and as long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust (the Trustees);

          WHEREAS, Section 4.1 of the Agreement provides that the Trustees may establish and designate Sub-Trusts of the Trust and classes thereof;

          WHEREAS, on March 15, 2013, a majority of the Trustees voted to establish a new Sub-Trust of the Trust, which is designated as Van Eck VIP Global Gold Fund, and to establish two classes of shares of the new Sub-Trust, which are designated as Initial Class and Class S; and

          WHEREAS, on February 22, 2013, a majority of the Trustees voted to re-designate the name of the Sub-Trust currently entitled “Van Eck VIP Global Bond Fund” as “Van Eck VIP Unconstrained Emerging Markets Bond Fund” effective as of May 1, 2013; and

          WHEREAS, on December 15-16, 2011, a majority of the Trustees voted to convert all Class R1 shares of the Sub-Trusts into Initial Class shares of the corresponding Sub-Trusts, as applicable; and

          WHEREAS, on September 16-17, 2009, a majority of the Trustees voted to liquidate and dissolve the Worldwide Real Estate Fund, a Sub-Trust of the Trust; and

          WHEREAS, a majority of Trustees have duly authorized this amendment to the Agreement to be filed with the Secretary of State of the Commonwealth of Massachusetts.

          NOW, THEREFORE, the initial paragraph of Article IV, Section 4.2 of the Agreement is amended to read in its entirety as follows:

“Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate five Sub-Trusts: Van Eck VIP Unconstrained Emerging Markets Bond Fund (Initial Class and Class S), Van Eck VIP Emerging Markets Fund (Initial Class and Class S), Van Eck VIP Global Hard

Assets Fund (Initial Class and Class S), Van Eck VIP Multi-Manager Alternatives Fund (Initial Class and Class S) and Van Eck VIP Global Gold Fund (Initial Class and Class S). The Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the rights and preferences set forth in this Declaration of Trust.”

          The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

/s/ Joseph J. McBrien

Joseph J. McBrien, Secretary

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

          Then personally appeared the above-named Joseph J. McBrien and acknowledged this instrument to be his free act and deed this 15th day of March, 2013.

/s/ Brian A. Allas

Notary Public, State of New York
NO. 01AL4900669
Qualified in New York County
Commission Expires December 7, 2013